AMERICAN MEDIA OPERATIONS, INC. REPORTS RESULTS

FOR FOURTH QUARTER AND FULL FISCAL YEAR 2008

— Full-Year 2008 Revenue Increases 4% to $491 Million as Expenses Decrease 6% —

New York, NY, June 30, 2008 – American Media, Inc. (AMI), the leading publisher of celebrity journalism and health and fitness magazines in the U.S., said that its subsidiary American Media Operations, Inc. (AMOI) today reported its financial results for the fourth quarter and full fiscal year ended March 31, 2008.

Revenue

Revenue for the fourth quarter of fiscal year 2008 was $123 million, compared to $124 million in the fourth quarter of fiscal year 2007, representing a 1% decrease. For the 12-month period ended March 31, 2008, revenue was $491 million, as compared to $471 million in the prior fiscal year period, representing a 4% increase.

The increase in revenue in fiscal 2008 was primarily due to favorable results in advertising revenue. The Company’s Shape, Star and Men’s Fitness magazines all delivered strong performances in fiscal year 2008 versus fiscal year 2007. Shape ad pages increased by 10.5%, Star ad pages by 21.5% and Men’s Fitness ad pages by 13.2% in fiscal year 2008 versus fiscal year 2007.

Operating Income / Loss

Operating loss for the fourth quarter of fiscal year 2008 was $8 million, as compared to operating income of $22 million in the fourth quarter of fiscal year 2007. For the 12 months ended March 31, 2008, operating income was $67 million, as compared to a loss of $254 million in the prior-year period. Excluding non-cash provisions for impairment of intangible assets and goodwill of $31 million during the fourth quarter of fiscal year 2008 and $305 million in the third quarter of fiscal year 2007, operating income for the fourth quarter and 12 months ended March 31, 2008 would have increased 7% and 90%, respectively. The 7% increase in operating income in the fourth quarter ended March 31, 2008 was primarily due to the cost reductions generated by the Company as a result of the implementation of its management action plan which was initiated during the quarter ended March 31, 2007. The 90% increase in operating income during the 12 months ended March 31, 2008 was primarily due to the above-mentioned increase in revenue, as well as the cost reductions generated by the Company as a result of the implementation of its aforementioned management action plan.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Bank EBITDA

EBITDA for the fourth quarter of fiscal year 2008 was $29 million, essentially unchanged compared to the fourth quarter of fiscal year 2007. For the 12 months ended March 31, 2008, EBITDA was $123 million, as compared to $85 million in the prior-year period, representing a 45% increase. Bank EBITDA for the fourth quarter of fiscal year 2008 was $31 million, as compared to $30 million in the fourth quarter of fiscal year 2007. For the 12 months ended March 31, 2008, Bank EBITDA was $132 million, as compared to $102 million in the prior-year period, representing a 30% increase. These favorable results for the fiscal year are due to the increases in revenue and operating income described above.

Please refer to the table below for a reconciliation of EBITDA and Bank EBITDA to Net Loss.

Cash

At March 31, 2008, the Company’s cash and cash equivalents totaled $64 million.

Comments By Senior Management

AMOI Chairman and Chief Executive Officer David Pecker said, “In fiscal year 2008, AMOI saw strong revenue growth driven by our major titles Shape, Star and Men’s Fitness, each of which experienced a record advertising year. We expect that these leading titles in two of the strongest publishing categories today - health & fitness and celebrity - will continue to generate solid performance for the Company in fiscal 2009.”

AMOI Executive Vice President and Chief Financial Officer Dean Durbin said, “Over the course of fiscal year 2008, the Company generated $19 million of cost savings and $16 million of revenue enhancements, nearly reaching the goals outlined in our management action plan in February 2007. This contributed to a 6% decrease in expenses in fiscal year 2008, when the non-cash provision for impairment is excluded.”

“Going forward, we will continue to operate the business in a disciplined fashion,” continued Mr. Durbin. “During the first quarter of fiscal year 2009, we implemented additional initiatives related to cost savings and revenue enhancements that are expected to result in increases in EBITDA of approximately $19 million and $4 million, respectively, during fiscal year 2009.”

About American Media, Inc.

American Media, Inc. is the leading publisher of celebrity journalism and health and fitness magazines in the U.S. These include Star, Shape, Men’s Fitness, Fit Pregnancy, Natural Health, and National Enquirer. In addition to print properties, AMI owns Distribution Services, Inc., the country’s #1 in-store magazine merchandising company.

This press release contains “forward-looking statements,” within the meaning of the federal securities laws that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the Company’s estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events, are generally forward-looking statements.

The Company’s actual results may differ materially from its estimates. Whether actual results, events and developments will conform to the Company’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. Among the risks and uncertainties which could cause the Company’s actual results to differ from those contemplated by its forward-looking statements are the risk that the Company may not be able to refinance its debt; the Company may not be able to successfully develop its magazine operations so that they continue to generate sufficient cash flow to enable the Company to meet its obligations under its senior credit facility and bond indentures, including the financial covenants under its senior credit facility; the Company’s ability to comply with covenant requirements in its agreements with its lenders and in its indentures; the Company’s ability to implement and maintain an effective system of internal controls over financial reporting; actions of rating agencies; industry and general economic conditions; the Company’s ability to realize its expected benefits from cost savings and revenue enhancement initiatives; and the risks and uncertainties contained in the Company’s periodic reports filed with the Securities and Exchange Commission. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referenced herein will occur or be realized.

Contact:	Todd Fogarty
Kekst and Company
212-521-4854

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following table reconciles the differences between net loss as determined under GAAP, EBITDA, Bank EBITDA and Adjusted Bank EBITDA.

AMERICAN MEDIA OPERATIONS, INC.

	Three Months Ended		Twelve Months Ended
	March 31, 2007	March 31, 2008	March 31, 2007	March 31, 2008
(Dollars in Millions)
Net Loss	$(5.1)	$(30.1)	$(343.8)	$(61.9)

Add:
Interest expense	24.4	24.5	97.4	99.1
Provision (benefit) for income taxes	1.1	(4.4)	(22.9)	3.3
Depreciation and amortization	3.5	3.0	15.1	12.6
Amortization of deferred debt costs	2.4	2.7	8.0	10.9
Provision for impairment intangible assets and goodwill	—	31.1	312.6	31.1
Senior subordinated notes issued	—	—	—	17.1
Amortization and write-off of deferred rack costs	3.2	1.8	18.6	11.0

EBITDA	$29.5	$28.6	$85.0	$123.2

Add:
Investment in launches and re-launches	(0.1)	(0.1)	1.0	0.5
Restructuring costs and severance	0.4	1.0	4.2	1.5
Professional fees	2.7	0.7	13.0	5.0
Management fees	0.5	0.5	2.0	2.0
Other	1.7	—	1.9	(0.1)
Over the cap add backs (1)	(4.7)	—	(5.1)	—

Bank EBITDA	$30.0	$30.7	$102.0	$132.1

Over the cap add backs (1)	4.7	—	5.1	—

Adjusted Bank EBITDA	$34.7	$30.7	$107.1	$132.1

(1)	Amount represents one-time costs in excess of the cap permitted by the Company’s Credit Agreement.

Note:

EBITDA represents the sum of net loss, interest expense, income taxes, depreciation of property and equipment, amortization of intangible assets, deferred debt costs and deferred rack costs, senior subordinated notes issued and provision for impairment of intangible assets and goodwill. Bank EBITDA is used in calculating covenant compliance under the Company’s credit agreement. Bank EBITDA is defined as EBITDA excluding certain allowable charges. Adjusted Bank EBITDA is defined as Bank EBITDA plus one-time costs in excess of the cap permitted by the Company’s credit agreement. EBITDA, Bank EBITDA and Adjusted Bank EBITDA are not measures of financial performance in accordance with GAAP. You should not consider them as alternatives to net loss as a measure of operating performance. Our calculation of EBITDA, Bank EBITDA and Adjusted Bank EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability. In addition, information concerning Bank EBITDA is being presented because it reflects important components included in the financial covenants of the Company’s credit agreement. We present Adjusted Bank EBITDA in order to provide investors with information consistent with our previously disclosed results.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2007	March 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$60,414	$64,166
Trade receivables, net	48,502	57,074
Inventories	23,525	28,629
Prepaid expenses and other current assets	14,737	14,229

Total current assets	147,178	164,098

NON-CURRENT ASSETS:
Property and equipment, net	6,906	5,097
Deferred debt costs, net	23,886	14,050
Deferred rack costs, net	11,838	7,749
Other long-term assets	2,608	2,750
Goodwill	387,463	359,663
Other identified intangibles, net	399,404	387,752

TOTAL ASSETS	$979,283	$941,159

LIABILITIES AND STOCKHOLDER’S DEFICIT
CURRENT LIABILITIES:
Term loan	$—	$12,629
Accounts payable	33,189	42,511
Accrued expenses and other liabilities	57,418	65,210
Accrued interest	31,736	24,247
Deferred revenues	42,619	41,666

Total current liabilities	164,962	186,263

NON-CURRENT LIABILITIES:
Term loan and revolving credit facility	510,000	497,371
Senior subordinated notes, net	550,217	567,681
Deferred income taxes	86,521	88,926
Management fee payable	2,000	—

Total liabilities	1,313,700	1,340,241

STOCKHOLDER’S DEFICIT:
Total stockholder’s deficit	(334,417)	(399,082)

TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$979,283	$941,159

Consolidated Statements of Loss

(in thousands)

	Fiscal Quarter Ended		Fiscal Year Ended
	March 31, 2007	March 31, 2008	March 31, 2007	March 31, 2008

OPERATING REVENUES:
Circulation	$68,392	$66,397	$269,037	$271,717
Advertising	46,646	46,816	166,195	181,494
Other	9,449	9,985	35,628	37,563

Total operating revenues	124,487	123,198	470,860	490,774

OPERATING EXPENSES:
Editorial	14,425	12,787	55,819	51,527
Production	37,822	33,713	149,911	138,251
Distribution, circulation and other cost of sales	21,753	22,000	90,198	86,859
Selling, general and administrative	25,348	28,416	108,270	103,398
Depreciation and amortization	3,464	3,029	14,955	12,588
Provision for impairment of intangible assets and goodwill	—	31,097	305,402	31,097

Total operating expenses	102,812	131,042	724,555	423,720

OPERATING INCOME (LOSS)	21,675	(7,844)	(253,695)	67,054

OTHER INCOME (EXPENSE):
Interest expense	(24,405)	(24,444)	(97,435)	(99,042)
Senior subordinated notes issued	—	—	—	(17,109)
Amortization of deferred debt costs	(2,411)	(2,717)	(7,987)	(10,926)
Other income, net	1,632	440	2,512	2,098

Total other expense	(25,184)	(26,721)	(102,910)	(124,979)

LOSS BEFORE PROVISION (BENEFIT) FOR INCOME TAXES AND LOSS (INCOME) FROM DISCONTINUED OPERATIONS	(3,509)	(34,565)	(356,605)	(57,925)

PROVISION (BENEFIT) FOR INCOME TAXES	1,097	(4,447)	(22,936)	3,284

LOSS FROM CONTINUING OPERATIONS	(4,606)	(30,118)	(333,669)	(61,209)

LOSS (INCOME) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(490)	64	(10,129)	(685)

NET LOSS	$(5,096)	$(30,054)	$(343,798)	$(61,894)

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	March 31, 2007	March 31, 2008
Cash Flows from Operating Activities:
Net cash (used in) provided by operating activities	$(6,938)	$6,809

Cash Flows from Investing Activities:
Purchases of property and equipment	(2,788)	(2,350)
Proceeds from sale of assets	271	408
Proceeds received on long-term note receivable	1,158	—
Investment in Mr. Olympia, LLC	(300)	(300)

Net cash used in investing activities	(1,659)	(2,242)

Cash Flows from Financing Activities:
Proceeds from term loan and revolving credit facility borrowings	100,000	—
Term loan and revolving credit facility principal repayments	(40,000)	—
Payment of deferred debt costs	(10,501)	(942)

Net cash provided by (used in) financing activities	49,499	(942)

Effect of exchange rate changes on cash	(79)	127

Net Increase in Cash and Cash Equivalents	40,823	3,752
Cash and Cash Equivalents, Beginning of Period	19,591	60,414

Cash and Cash Equivalents, End of Period	$60,414	$64,166

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